Exhibit 99.1
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Contacts:

Rick A. Brown
Chief Financial Officer
Phone  (317) 231-7934
Jill A. Rosenberger           Union Acceptance Corporation    [UAC Logo Omitted]
VP of Investor Relations      250 N. Shadeland Avenue
Phone  (317) 231-7931         Indianapolis, Indiana 46219


Press Release

         Union Acceptance Corporation Announces Shareholder Rights Plan

     Indianapolis, IN, December 3, 2001: Union Acceptance Corporation (Nasdaq:UACA) announced today that its Board of Directors has adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of the Company's common stock. The purpose of the Plan is to ensure that the Company's shareholders receive fair and equal treatment in the event of any proposed takeover. The record date for the distribution is December 1, 2001. Each Right will entitle the holder to buy one share of the Company's common stock at a purchase price of $30.00 under circumstances described in the Plan.

     The adoption of the Plan is not in response to any specific acquisition proposal, and the Company is not aware of any hostile takeover activity. By putting the Plan in place, the Company seeks to maximize shareholder value by encouraging any potential acquirer to negotiate with the Board of Directors rather than attempt a hostile takeover.

     The Rights will not become exercisable unless, at some time in the future, someone acquires 20% or more of the outstanding common stock of the Company or announces a tender offer or exchange offer that would result in the acquisition of 30% or more of the outstanding common stock of the Company, unless the Board of Directors has approved the transaction in advance. Prior to the acquisition by a person or group of 10% or more of the outstanding common stock, the Board of Directors may redeem the Rights for $0.01 per Right. The Rights will expire on November 12, 2011. A copy of the Plan can be obtained free of charge upon request by writing to Union Acceptance Corporation, 250 North Shadeland Avenue, Indianapolis, Indiana 46219, Attn: Investor Relations.

     Corporate Description

     UAC is one of the nation's largest independent, indirect automobile finance companies. The Company's primary business is purchasing and servicing prime automobile retail installment sales contracts. These contracts are originated by dealerships affiliated with major domestic and foreign manufacturers, nationally recognized rental car outlets, and used car superstores. UAC focuses on acquiring receivables related to late model used and, to a lesser extent, new automobiles purchased by customers who exhibit favorable credit profiles. Union Acceptance Corporation commenced business in 1986 and currently acquires receivables from over 5,600 manufacturer-franchised dealerships in 40 states. By using state-of-the-art technology in a highly centralized underwriting and servicing environment, Union Acceptance Corporation enjoys one of the lowest cost operating structures in the independent prime automobile finance industry.